ABRAMS INDUSTRIES, INC.
Subsidiaries


Abrams Construction, Inc.
Abrams Fixture Corporation
Abrams Properties, Inc.
Merchants Corssing of Englewood, Inc.
Merchants Crossing of North Fort Myers, Inc.
Merchants Crossing of Jackson, Inc.
Merchants Crossing, Inc.
South Elmec, Inc.